Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 8, 2015 (the “Agreement”), by and between Commerce Technologies, Inc., a New York corporation with its principal place of business at 255 Fuller Road, Albany, NY 12203 (the “Company”) and Eric Best, an individual residing at             (“Executive”) amends and restates, and supersedes in all respects, all prior agreements between Executive and the Company, including Mercent Corporation (“Mercent”) and any other direct or indirect predecessor company to the Company or Mercent, including without limitation, that certain Employment Agreement between Executive and Mercent dated December 26, 2007 (the “2007 Agreement” and, collectively with all other such prior agreements, the “Prior Agreements”).

RECITALS:

WHEREAS, the Company desires to employ Executive as its Chief Marketing Officer; and

WHEREAS, the Executive has indicated his willingness to accept such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.       Employment.

(a)       General. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, Executive shall serve as the Company’s Chief Marketing Officer and shall have such responsibilities and duties as the Company’s Chief Executive Officer may assign to Executive from time to time. The parties agree that Executive shall primarily work from the Company’s West Coast office located in Seattle, Washington. Executive acknowledges and agrees, however, that travel to the Company’s headquarter office in Albany, NY and to the offices of the Company’s customers and potential customers is an integral part of his duties.

(b)       Hours. Executive is expected to work full time each week. No set hours shall be set forth in this Agreement as both Executive and the Company anticipate that Executive will work as needed to accommodate the varying hours demanded by his employment hereunder.

(c)       Reporting. Executive shall report directly to the Company’s Chief Executive Officer.

(d)       Indemnity. The Company will enter into an indemnification agreement with Executive, in substantially the form used with its directors and other executive employees.  Executive will be entitled to coverage under a policy of directors’ and officers’ liability insurance that the Company shall maintain.

Section 2.       Term. Unless terminated pursuant to Section 6 hereof, Executive’s employment hereunder shall continue from the date hereof (the “Effective Date”) and end on January 31, 2017 (the “Employment Term”).

Section 3.       Compensation.

(a)       Salary. As compensation for the performance of Executive’s services hereunder, commencing on the Effective Date, the Company shall pay to Executive an annual base salary (the “Salary”) of $230,000. The Salary shall be payable in accordance with the payroll practices of the Company as they shall exist from time to time. Executive shall be eligible for annual base salary merit increases at the Company’s discretion.

(b)       Bonus. Executive shall be eligible to receive an incentive annual bonus (“Bonus”) of forty percent (40%) of the Executive’s Salary (“Bonus Target”), to be adjusted at the discretion of management of the Company and the Board of Directors, based upon the satisfaction of performance goals decided by management of the Company.

(c)       Benefits. In addition to the Salary, subject to the terms of such plans, Executive shall be eligible to participate in or receive benefits under any medical and dental benefits plan, 401(k) plan, or any other health, welfare or fringe benefit plan generally made available by the Company to its employees (collectively, the “Benefits”), provided, however, that the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to similarly situated employees generally.

(d)       Vacation. Executive shall be entitled to vacation and other paid absences, whether for holidays, illness, personal or other similar purposes during the Employment Term, in accordance with the policies applicable generally to executive employees of the Company as approved by the Board of Directors from time to time.  Vacation shall be taken in Executive’s reasonable discretion in accordance with Company policy and subject to the business needs of the Company.

(e)       Stock Appreciation Rights. As additional incentive, subject to approval of the Company’s Board of Directors, Executive shall be entitled to receive Stock Appreciation Rights (“SARs”) with respect to 72,000 shares of Company stock, in accordance with the terms of the Evidence and Notice of Stock Appreciation Right grant documents (collectively, “Evidence and Notice of Stock Appreciation Right”) in the form attached hereto as Schedule A.

(f)                                                   Business Memberships.  During the Term, the Company will maintain for  Executive’s business use membership in local business or industry organizations, plus any associated dues, social function costs and other associated costs, up to a maximum of Five Thousand Dollars ($5,000) per year, provided, however, that each such expenditure must be (i) approved in advance by the Company’s Chief Executive Officer, and (ii) be reasonably related to supporting Executive’s functions as Chief Marketing Officer of the Company and promoting the Company’s growth and other business objectives.

Section 4.       Exclusivity. During the Employment Term, Executive shall not be employed other than pursuant to this Agreement, shall devote his full time to the Company, and shall in all respects comply with lawful and reasonable directions and instructions given to him by the Company.

Section 5.       Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including such expenses for travel, entertainment, lodging and similar items upon presentation of an itemized account to the Company, provided that the expenses and the request for reimbursement comply with the Company’s travel policy, as it may be amended from time to time. Such account shall provide the nature and justification of each expense. The Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company as in effect from time to time.

Section 6.       Termination and Default.

(a)       Death or Disability. This Agreement shall automatically terminate upon the death or Disability (as defined below) of Executive, and upon such event, Executive, Executive’s estate or his beneficiaries, as the case may be, shall be entitled to:

(i)        Salary through the date of his death or Disability; and

(ii)     amounts earned, accrued or owing to Executive through the date of his death or Disability but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise), including with respect to any vested benefits under any insurance policy or benefit plan.

“Disability” shall mean mental or physical incapacity resulting in the inability to perform the essential functions of the job for twelve (12) consecutive weeks in a rolling twelve (12) month period looking backward.

(b)       Cause. In the event of termination pursuant to this Section 6(b) for Cause (as hereinafter defined), the Company shall deliver to Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for the termination. For the purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful or deliberate failure (excluding where due to a Disability contemplated by Section 6(a) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by Executive within 30 days of receipt by Executive of written notice from the Company of such failure, neglect or refusal setting forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of Executive that has the effect of injuring the reputation or business of the Company; (iii) any willful continued or repeated absence from the Company, unless such absence is approved or excused by the Company; (iv) willful malfeasance or willful misconduct by Executive in connection with his service to the Company, including but not limited to fraud, misappropriation, embezzlement or dishonesty; (v) failure by the Executive to observe material policies of the Company applicable to the Executive; (vi) the commission by the Executive of any (A) felony, or (B) misdemeanor involving moral turpitude; or (vii) breach of any of the covenants and obligations set forth in Section 7 hereof. If Executive’s employment is terminated pursuant to this Section 6(b), Executive shall be entitled to:

(i)        Salary through the date of his termination for Cause; and

(ii)     amounts earned, accrued or owing to Executive through the date of his termination for Cause but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise).

(c)       Termination Without Cause. The Company retains the right to terminate Executive at any time without Cause. In the event that Executive’s employment is terminated by the Company for reasons other than Cause, death or Disability, Executive shall be entitled to:

(i)        Salary through the date of his termination of employment;

(ii)     Salary, at the annualized Salary rate in effect on the date of termination of employment, for a period of six (6) months (“Severance”) following such termination, paid at the Company’s regular payroll periods, provided, however, that the Company’s obligation to pay Severance is expressly conditioned on Executive’s signing and delivering to the Company an effective general release of the Company and its affiliates in a form and substance satisfactory to the Company; and

(iii)  amounts earned, accrued or owing to Executive, including Bonus (as and when approved by the Board of Directors) earned for the previous year but not yet paid under Section 3 hereof.

(d)                                                         Executive may resign with “Good Reason” and receive payment and compensation for such resignation pursuant to all the same terms and conditions as provided for above in Section 6(c) for a termination without Cause.  Resignation with “Good Reason” shall mean that Executive resigns within sixty (60) days immediately after any one of the following events which occurs without Executive’s consent:

(i)                                     a material reduction of Executive’s then existing Salary or material reduction of Executive’s Bonus Target (i.e., the Salary percentage for which Executive is eligible with respect to the Bonus, it being understood that an award of a Bonus that is less than the Bonus Target in any given year shall not constitute Good Reason);

(ii)                                  the Company’s requirement that Executive relocate to a work site that is more than twenty-five (25) miles from the city of Seattle, WA;

provided, Executive gives the Company written notice of such event(s) and the condition is not remedied by the Company within thirty (30) days of receipt of such notice.

Section 7.       Confidentiality and Non-Competition.

(a)       No Competing Employment. Executive hereby warrants and agrees that he will not, during his period of employment and for a period of one (1) year from the date of the termination of such employment (the “Restricted Period”), directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, Executive, agent, consultant, partner or otherwise, in any business in competition with the business in which the Company is engaged. The Executive agrees that given the Company information that he will acquire and be exposed to as part of his job duties, and the nature of the Company’s business, the absence of a specific geographic limitation is reasonable. Executive further represents and warrants that Executive is not currently subject to any non-competition, non-solicitation, or other agreement that precludes Executive from devoting Executive’s full time to the Company and/or performing the job duties.

(b)       Non-Disclosure of Confidential Information. Executive shall not disclose to any person or entity, or use for commercial purposes or allow third parties under Executive’s control to use for commercial purposes, at any time after the date hereof, any information not generally known in the industry, in any form, acquired by him while employed by the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, price lists, financial or other data, business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs, printouts, plans (business, technical or otherwise), customer and industry lists, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses, or any other compilation of information (whether written or unwritten) which is or was used in the business of the Company.

(c)       No Interference. During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person who is employed by the Company or who is, or was within the prior twelve months, a customer or a client of the Company. This provision shall not prohibit Executive from soliciting or contacting any customer or client of the Company in connection with any business that is not of the same nature as the business in which the Company is engaged.

(d)       Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, software, computer programs, marketing or business plans, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive pursuant to his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company reasonably requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive (regardless of whether still employed by the Company) shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents prepared at the sole expense of the Company as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(e)       Injunctive Relief. Executive acknowledges that the restrictions in Sections 7(a) through (d) hereof are fair and reasonable given his job duties and the nature of the Company’s business and agrees that a violation of any of the respective covenants herein will cause irreparable injury to the Company not adequately compensable by money damages, and the Company shall be entitled, in addition to any other rights and remedies it may have hereunder, to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in a court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law.

(f)       Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 7(e) above, the Restricted Period shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the restrictions contained in Sections 7(a) through (c) but in no event shall any such extension(s) exceed one (1) year in the aggregate.

Section 8.  Prior Agreements; Release of Prior Claims.  Executive acknowledges and agrees that all obligations of the Company, Mercent and any other direct or indirect predecessor company to the Company or Mercent, and all rights of Executive, under the Prior Agreements are hereby of no further force and effect.

Effective as of the date hereof, Executive hereby absolutely, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Company, Mercent and each other direct or indirect predecessor company thereto and their respective officers, directors, employees, successors and assigns (collectively, “Releasees”) from any Claim (as defined below) and absolutely, generally and completely waives and relinquishes each and every Claim that Executive may have had in the past, may now have or may have in the future against the Company or any other Releasees, including any Claim arising under or relating to the Prior Agreements and any other written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the date of this Agreement, including any Claim to the effect that Executive is or may be entitled to any compensation, benefits or perquisites from any Releasee, or otherwise arising (directly or indirectly) out of or in any way connected with Executive’s employment or other relationship with the Company or any other Releasee; provided, however, that Executive is not releasing, and the definition of “Claim” below does not include, Executive’s accrued but unpaid base salary compensation in the current pay period under the 2007 Agreement, vested benefits under the employee benefit plans in effect on the date hereof, amounts payable to Executive as a “Retention Bonus” pursuant to the letter agreement, dated November 3, 2014, between the Company and Executive, and any Claim under this Agreement, including Claims with respect to employment, compensation, and benefits.  Executive further agrees that he will not be entitled to and will disclaim and refuse relief from, or sought by, any administrative agency based upon or investigating any Claim or other matter released in this Agreement, it being understood, however, that nothing in this Agreement shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission.  This Agreement, however, does operate to prevent Executive from seeking or recovering monetary damages or other individual-specific relief in connection with any such investigation or proceeding.  Executive represents that he has not and agrees not to file, claim or cause or permit to be filed or claimed, any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any Claim or other matter released in this Agreement. Executive acknowledges that he intends that this Agreement shall be effective as a bar to each and every one of the Claims released under this Agreement.  Executive acknowledges that this release is an essential and material term of this Agreement, and the Company is entering into this Agreement in reliance on such release.  If any such suit is filed against a Releasee in breach of this covenant not to sue, this covenant will, in each instance, constitute a complete defense to such suit.

Executive agrees that if he brings a released Claim seeking damages or relief against any Releasee, or if he seeks to recover against any Releasee in any released Claim brought by a governmental agency, the release set forth in this Agreement shall serve as a complete defense to such Claims, and Executive shall reimburse each Releasee for any attorneys’ fees or expenses or other fees and expenses incurred in defending any such Claim.  For purposes of this Agreement, the term “Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (x) any unknown, unsuspected or undisclosed claim; and (y) any claim or right that may be asserted or exercised by Executive as director, officer or employee of Mercent or in any other capacity.

Section 9.       Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Company and Executive.

Section 10.       Severability, Governing Law, and Forum; Waiver of Jury Trial. If any covenant or provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or any mediator (i) the remaining terms and provisions hereof shall remain valid, and (ii) the invalid or unenforceable provision shall be deemed replaced by a term or provision that is valid and enforceable and comes closest to expressing the intention of the invalid term or provision. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state, and without regard to principles of conflicts of law. The parties agree that any disputes, claims or causes of action arising under or in any way related to this Agreement may only be brought in the United States District Court for the Northern District of New York, or the New York State Supreme Court, County of Albany, and in no other jurisdiction.  EACH OF THE PARTIES HEREBY IRREVOCABLY

WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTES, CLAIMS OR CAUSES OF ACTION ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT.

Section 11.     Notices.

(a)       All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail:

(i)  to Executive at the last address on file with the Company (which is currently the address set forth in the first paragraph of this Agreement) or such other address as Executive may have furnished to the Company in writing,

(ii)  if to Company at 255 Fuller Road, Albany, New York 12203, Attention: Chief Financial Officer, or such other address as the Company may have furnished to Executive in writing.

(iii)  Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of delivery; if delivered by overnight courier, on the first business day following the date of mailing; and if by mail, on the third business day after mailing.

Section 12.     Section Headings. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement, affect the meaning or interpretation of this Agreement, or any term or provision hereof.

Section 13.     Entire Agreement. This Agreement (including the preamble and recitals above and the Schedules hereto) constitutes the entire understanding and agreement of the parties regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Company and Executive regarding the subject matter of the Agreement.

Section 14.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Delivery of an executed signature page via facsimile or PDF transmission shall be as effective as delivery of an original manually signed counterpart.

Section 15.     Code Section 409A.  The parties intend that this Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any other provision of this Agreement (including any document incorporated by reference) to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)                         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained in that regulation, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” and like terms shall mean separation from service.

(b)                         Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)                          With regard to any provision in this Agreement, except for any reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute taxable compensation to the Executive, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)                                 Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the delay period described in the preceding sentence, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum, without interest, to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(e)                                  Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMMERCE TECHNOLOGIES, INC.

By:	/s/ Frank Poore
Frank Poore, President and Chief Executive Officer

EXECUTIVE

/s/ Eric Best
Eric Best